Exhibit 99

Independent Auditors’ Report

To the Shareholders and Board of Directors of Alliance Bancorp of New England, Inc.:

We have audited the accompanying consolidated balance sheets of Alliance Bancorp of New England, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated income statements, statements of changes in shareholders’ equity, and statements of cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alliance Bancorp of New England, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP Hartford, Connecticut January 30, 2001

Management’s Report on the Financial Statements

The Management of Alliance Bancorp of New England, Inc. is responsible for the consolidated financial statements and other information in this annual report. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles, and information presented relies on Management’s judgment where material estimates are required. The consolidated financial statement disclosures include the fair values of financial instruments, which include many assets and liabilities. They are not a representation of the fair values or liquidation values of total assets and liabilities, or the value of present and future business activities of the Company.

The accounting systems which record, summarize, and report data are supported by internal controls that are augmented by written policies, internal audits and staff training programs. The accounting and control systems are designed to provide reasonable assurance of the reliability of the Company’s records, on which Management relies for the preparation of the consolidated financial statements, together with other information in this annual report.

The Audit Committee of the Board of Directors is made up solely of outside directors who are not employees of the Company. It directs and reviews the activities of the internal audit function and meets at least annually with representatives of the Company’s independent auditors.

KPMG LLP, a firm of Certified Public Accountants, has been appointed by the Audit Committee of the Board of Directors to conduct an independent audit and to express an opinion as to the fairness of the presentation of the consolidated financial statements of Alliance Bancorp of New England, Inc., in accordance with accounting principles generally accepted in the United States of America.

Consolidated Balance Sheets

(in thousands except share data)	December 31, 2000	December 31, 1999
Assets
Cash and due from banks	$10,684	$18,584
Short-term investments	19,503	4,028

Total cash and cash equivalents	30,187	22,612

Securities available for sale (at fair value)	53,392	53,156

Securities held to maturity
(fair value of $22,188 in 2000 and $27,201 in 1999)	23,013	27,857

Residential mortgage loans	58,280	54,197
Commercial mortgage loans	73,865	52,694
Other commercial loans	38,706	34,965
Consumer loans	35,679	33,841
Government guaranteed loans	21,794	15,935

Total loans	228,324	191,632

Less: Allowance for loan losses	(3,400)	(3,200)

Net loans	224,924	188,432

Premises and equipment, net	5,834	5,587
Foreclosed assets, net	—	53
Accrued interest income receivable	3,189	2,610
Cash surrender value of life insurance	2,745	2,599
Other assets	4,894	4,031

Total assets	$348,178	$306,937

Liabilities and Shareholders’ Equity
Demand deposits	$30,293	$25,707
NOW deposits	32,033	26,120
Money market deposits	38,716	35,321
Savings deposits	46,849	44,199
Time deposits	132,625	120,044

Total deposits	280,516	251,391

Borrowings	46,700	39,575
Other liabilities	2,847	1,624

Total liabilities	330,063	292,590

Commitments and contingencies (see note)
Preferred stock, ($.01 par value; 100,000 shares
authorized, none issued)	—	—
Common stock, ($.01 par value; authorized 4,000,000
shares; issued 2,531,699 in 2000 and 2,509,882 in 1999;
outstanding 2,331,100 in 2000 and 2,309,283 in 1999)	25	25
Additional paid-in capital	11,516	11,429
Retained earnings	14,198	11,618
Accumulated other comprehensive loss, net	(4,515)	(5,616)
Treasury stock (200,599 shares)	(3,109)	(3,109)

Total shareholders’ equity	18,115	14,347

Total liabilities and shareholders’ equity	$348,178	$306,937

See accompanying notes to consolidated financial statements 3

Consolidated Income Statements

Years ended December 31

(dollars in thousands except share data)	2000	1999	1998
Interest Income
Loans	$17,394	$14,637	$13,896
Debt securities	5,025	4,606	2,620
Dividends on equity securities	1,071	1,214	1,224
Short-term investments	1,161	557	631

Total interest and dividend income	24,651	21,014	18,371

Interest Expense
Deposits	10,071	8,831	8,984
Borrowings	2,688	1,837	359

Total interest expense	12,759	10,668	9,343

Net Interest Income	11,892	10,346	9,028

Provision For Loan Losses	335	237	179

Net interest income after provision for loan losses	11,557	10,109	8,849

Non-Interest Income
Service charges and other income	1,412	1,492	1,226
Net gain on securities	36	75	1,204
Net gain (loss) on assets	—	115	(11)

Total non-interest income	1,448	1,682	2,419

Non-Interest Expense
Compensation and benefits	4,638	4,110	3,660
Occupancy	699	658	618
Data processing and equipment	1,146	970	829
Office and insurance	574	543	524
Purchased services	775	821	952
Other	719	663	764

Total non-interest expense	8,551	7,765	7,347

Income before income taxes	4,454	4,026	3,921
Income tax expense	1,234	1,104	1,363

Net Income	$3,220	$2,922	$2,558

Per Share Data
Basic earnings per share	$1.39	$1.27	$1.07

Diluted earnings per share	$1.36	$1.23	$1.03

Average basic shares outstanding	2,322,843	2,297,048	2,389,828
Average additional dilutive shares	37,950	74,439	98,208

Average diluted shares outstanding	2,360,793	2,371,487	2,488,036

See accompanying notes to consolidated financial statements 4

Consolidated Statements of Changes in Shareholders’ Equity

Years ended December 31 (in thousands except share data)	Common stock	Additional paid-In capital	Retained earnings	Accumulated other comprehensive income	Treasury stock	Total
Balance, December 31, 1997	$16	$11,073	$7,071	$643		$18,803

Comprehensive income
Net income			2,558			2,558
Unrealized gains on securities,
net of reclassification adjustment				108		108

Comprehensive income						2,666
Dividends declared ($0.17 per share)			(397)			(397)
Three for two stock split
effected as a stock dividend	9		(9)
Shares issued (exercise of options)		233				233
Purchase of treasury stock					(3,109)	(3,109)

Balance, December 31, 1998	$25	$11,306	$9,223	$751	$(3,109)	$18,196

Comprehensive income
Net income			2,922			2,922
Unrealized losses on securities,
net of reclassification adjustment				(6,367)		(6,367)

Comprehensive loss						(3,445)
Dividends declared ($0.23 per share)			(527)			(527)
Shares issued (exercise of options)		123				123

Balance, December 31, 1999	$25	$11,429	$11,618	$(5,616)	$(3,109)	$14,347

Comprehensive income
Net income			3,220			3,220
Unrealized gains on securities,
net of reclassification adjustment				1,101		1,101

Comprehensive income						4,321
Dividends declared ($0.275 per share)			(640)			(640)
Shares issued (exercise of options)		87				87

Balance, December 31, 2000	$25	$11,516	$14,198	$(4,515)	$(3,109)	$18,115

Disclosure of reclassification amount Years ended December 31 (in thousands)	2000	1999	1998
Unrealized holding gains (losses) arising during the year net of income tax expense (benefit) of $605, ($3,113) and $522, respectively	$1,124	$(6,317)	$830
Less reclassification adjustment for
(gains) losses included in net income
net of income tax expense
of $13, $25 and $482, respectively	(23)	(50)	(722)

Net unrealized gains (losses) on securities	$1,101	$(6,367)	$108

See accompanying notes to consolidated financial statements 5

Consolidated Statements of Cash Flows

Years ended December 31 (in thousands)	2000	1999	1998
Operating Activities:
Net income	$3,220	$2,922	$2,558
Adjustments to reconcile net income to
net cash provided (used) by operating activities:
Provision for loan losses	335	237	179
Depreciation and amortization	530	437	621
Net gain on securities and other assets	(36)	(190)	(1,193)
Loans originated for sale	(7,636)	(15,999)	(27,105)
Proceeds from loans sold	7,416	20,572	21,853
Increase (decrease) in other liabilities	1,223	(68)	936
Net (increase) decrease in interest receivable	(579)	(434)	46
(Increase) decrease in other assets	(1,676)	108	340

Net cash provided (used) by operating activities	2,797	7,585	(1,765)

Investing Activities:
Securities available for sale:
Proceeds from repayments and maturities	7,126	7,991	2,802
Proceeds from sales of securities	7,530	8,370	32,081
Purchases of securities	(12,219)	(39,098)	(49,660)
Securities held to maturity:
Proceeds from amortization and maturities	3,948	6,261	4,518
Net increase in loans	(36,859)	(11,684)	(22,651)
Proceeds from sales of foreclosed assets	261	139	1,097
Purchases of premises and equipment	(705)	(2,047)	(473)
Proceeds from sales of premises and equipment	—	476	—
Purchase of life insurance	—	(2,564)	—

Net cash used by investing activities	(30,918)	(32,156)	(32,286)

Financing Activities:
Net increase in interest-bearing deposits	24,539	11,027	14,842
Net increase in demand deposits	4,586	379	3,410
Proceeds from FHLBB advances	6,000	16,500	21,929
Principal repayments of FHLBB advances	(3,500)	(4,110)	(2,058)
Net increase (decrease) in other borrowings	4,624	3,575	(2,000)
Stock options exercised	87	123	233
Cash dividends paid	(640)	(527)	(397)
Purchase of treasury stock	—	—	(3,109)

Net cash provided by financing activities	35,696	26,967	32,850

Net Change in cash and cash equivalents	7,575	2,396	(1,201)
Cash and cash equivalents at beginning of the year	22,612	20,216	21,417

Cash and cash equivalents at end of the year	$30,187	$22,612	$20,216

Supplemental Information On Cash Payments
Interest expense	$12,611	$10,552	$9,289
Income taxes	1,372	780	797
Supplemental Information On Non-cash Transactions
Net loans transferred to foreclosed assets	172	108	216
Securities transferred to held to maturity	—	20,963	—
Securities transferred to available for sale	1,030	—	—

See accompanying notes to consolidated financial statements 6

Notes to Consolidated Financial Statements

1. Summary Of Significant Accounting Policies

Principles of Business and Consolidation. Alliance Bancorp of New England, Inc. (“Alliance” or the “Company”) is a one bank holding company, chartered in Delaware. Alliance owns 100% of the stock of Tolland Bank (the “Bank”), a Connecticut chartered savings bank. Alliance also wholly owns Alliance Capital Trust I (Trust I) and Alliance Capital Trust II (Trust II). Trust I and Trust II are Delaware chartered trusts which were formed in 1999 and 2000, respectively. Trust I issued $3.5 million in privately offered trust preferred securities, the proceeds of which were invested in subordinated notes issued by Alliance. Alliance invested the note proceeds in new common stock issued by the Bank. Trust II also issued $3.5 million in trust preferred securities of which $3.3 million of the proceeds were contributed to Tolland Bank as additional capital surplus.

Tolland Bank provides consumer and commercial banking services from its nine offices located in and around Tolland County, Connecticut. The Bank’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”). Tolland Bank wholly owns Tolland Investment Corporation (“TIC”), a passive investment corporation chartered in Connecticut in 1999 to own and service real estate secured loans purchased from the Bank. The Bank also wholly owns a Connecticut chartered corporation named Asset Recovery Systems, Inc. (“ARS”) which is a foreclosed asset liquidation subsidiary. The consolidated financial statements include Alliance, Trust I, Trust II, Tolland Bank, TIC, and ARS. All significant intercompany accounts and transactions have been eliminated in consolidation.

Basis of Preparation and Presentation. The consolidated financial statements have been prepared and presented in conformity with generally accepted accounting principles. Unless otherwise noted, all dollar amounts presented in the financial statements and note tables are rounded to the nearest thousand dollars, except share data. Certain prior period amounts have been reclassified to conform with current financial statement presentation.

The Company uses the accrual method of accounting for all material items of income and expense. The Company is required to make certain estimates and assumptions in preparing these statements. The most significant estimates are those necessary in determining the allowance for loan losses, the valuation of foreclosed assets, the determination of fair values of financial instruments, the components of the deferred tax asset, and unrealized debt security gains and losses. Factors affecting these estimates include national economic conditions, the level and trend of interest rates, local market conditions, and real estate trends and values.

Securities. Debt securities, that the Company has the positive intent and ability to hold to maturity, are classified as held to maturity securities and reported at amortized cost. Trading securities, if any, will consist of securities bought principally for the purpose of selling them in the near term. Unrealized gains and losses on trading securities are included in earnings. Securities not classified as either held to maturity securities or trading securities are classified as available for sale securities and reported at fair value, with unrealized net gains or losses excluded from earnings and reported in a separate component of shareholders’ equity net of applicable income taxes. Realized gains or losses on the sale of securities are generally computed on a specific identified cost basis and reported in Net Gain on Securities in the Consolidated Income Statements. Premiums and discounts are recognized as an adjustment of yield by the interest method. Calls of securities are accounted for as security sales.

Any decline in the value of a security below its cost considered to be other than temporary is reflected as a realized loss in the Consolidated Income Statements. Securities with unrealized losses are periodically reviewed to assess the loss. A written analysis is performed for debt securities with unrealized losses which are not rated as investment grade by the rating agencies.

Loans. Total loans are reported at the principal amount outstanding, and adjusted for the net amount of deferred fees and costs, premiums and discounts, except for charged-off loans as discussed below. Net loans are total loans less the amount of the allowance for loan losses. Residential mortgage loans held for sale, included in residential mortgages on the balance sheet, are stated at the lower of amortized cost or market value. Gains or losses are determined using the specific identification method. Premiums and discounts are recognized as an adjustment of yield by the interest method based on the contractual terms of the loan. Commitment fees are considered to be an adjustment to the loan yield. Loan origination fees and certain direct costs of loan origination are also deferred and accounted for as an adjustment to yield. The unamortized balance of deferred fees and costs is credited or charged to the consolidated income statement at the time a loan repays.

Interest income receivable is included in the Consolidated Balance Sheets. Most of the Company’s loans require interest payments monthly in arrears. The Company generally places loans on nonaccrual when a payment becomes more than three months past due. The Company may also place a loan on nonaccrual sooner if a concern develops as to the ultimate collection of principal or interest. The Company may grant a waiver from nonaccrual status on certain commercial loans which are well secured and in the process of collection. Generally, when a commercial loan is placed on nonaccrual status, any interest receivable over ninety days is charged-off against income. Interest receivable on all other loans is charged-off against income entirely when the loan is placed on nonaccrual status. Payments received on nonaccruing loans are normally applied first against unpaid interest. The Company recognizes as separate assets rights to service mortgage loans for others. Mortgage servicing rights are assessed for impairment based on the fair value of those rights, and any impairment is recognized through a valuation allowance. Mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income. All related amortization and impairment valuations are charged to mortgage servicing income.

Allowance for Loan Losses and Provision for Loan Losses. The allowance for loan losses is maintained at a level estimated by the Company to be adequate to absorb estimated credit losses associated with the loan portfolio, including all binding commitments to lend. The Company’s estimation of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss and recovery experience, current economic conditions, the age and composition of the portfolio, loan loss experience at peer group competitors and other relevant factors. The provision for loan losses is a charge to current period income necessary to establish the loan loss allowance at the level estimated to be adequate by the Company.

The Company’s Credit Committee is responsible for assessing the adequacy of the loan loss allowance and for recommending any loan loss provision necessary to establish the allowance at an adequate level. The Committee maintains the allowance in accordance with generally accepted accounting principles and with regulatory accounting principles. The Committee also considers regulatory guidelines in effect regarding the establishment of the loan loss allowance. The Committee provides its quarterly assessment to the Board of Directors for approval of the amount of the loan loss allowance.

The Company maintains a detailed methodology for assessing the loan loss allowance. This methodology is based on dividing the loan portfolio into homogeneous loan pools. Impairment reserves are maintained in accordance with SFAS 114. Additionally, an unallocated component is assigned to the overall allowance based on management’s assessment of the overall risks and trends of the portfolio, uncertainties in the loan loss estimation process and other applicable factors.

A loan is considered impaired when it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the agreement. Management excludes large groups of smaller balance homogeneous loans, including residential mortgages and consumer loans, which are evaluated collectively for impairment. The amount of impairment for all impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original contractual interest rate, and its recorded value, or as a practical expedient, for collateral dependent loans, the difference between the appraised value of the collateral and the recorded amount of the loan. When foreclosure is probable, impairment is measured based on the fair value of the collateral. The Company’s method of recognition of interest income on impaired loans is consistent with the method of recognition of interest on all loans.

The Company’s estimates of the collectibility of principal and interest rely in many cases on estimates of future borrower cash flows and market conditions and expectations. In addition, federal and state regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for losses on loans. Based on information available to them at the time of their examination, and on regulatory guidelines then in effect, such agencies may require the Company to recognize additions to the allowance for loan losses. Accordingly, current estimates of loan losses may vary from future estimates and from ultimate loan loss experience.

Loan Charge-offs. Most nonaccruing consumer loans are automatically charged-off once they become 120-180 days past due depending on the circumstances, regardless of how well secured they are. Other nonaccruing loans are charged off in whole or in part when it has been determined that there has been a loss of principal. For real estate secured loans, this determination is normally made in conjunction with a current appraisal analysis and the transfer of the loan to foreclosed assets. Charge-offs and recoveries are booked to the allowance for loan losses. Initial write-downs on recently acquired foreclosed assets are also charged-off against the allowance for loan losses.

Foreclosed Assets. Foreclosed assets include foreclosed real estate, real estate deeded to the Company, and personal property repossessed by the Company, net of a valuation allowance for specific properties. Foreclosed assets are transferred from loans at the lower of cost or fair value less selling costs, with any necessary write down from carrying value being charged against the allowance for loan losses.

The Company periodically obtains and analyzes appraisals of foreclosed real estate. If the fair value less selling costs is less than the carrying value of these assets, these assets are written down to that value by increasing the amount of the valuation allowance. Additionally, the Company may recognize a gain or loss on the ultimate disposition of foreclosed assets. The net amount of these gains and provisions to increase the valuation allowance are reported in Net Gain (Loss) on Assets in the Consolidated Income Statements. The carrying value of foreclosed real estate is subject, in general, to the same uncertainties discussed above regarding the Allowance for Loan Losses. Net receipts and disbursements related to the operations of foreclosed real estate are included in Other Expense in the Consolidated Income Statements.

Premises and Equipment. Property and equipment are stated at cost less accumulated depreciation. Depreciation is charged to operations on a straight-line basis over the estimated useful lives of the related assets. Estimated lives are 15 to 40 years for buildings and improvements and 3 to 20 years for furniture, fixtures and equipment. Expenditures for maintenance and repairs are charged to expense as incurred.

Cash Surrender Value Of Life Insurance. The cash surrender value of bank-owned life insurance relates to life insurance on an employee of Tolland Bank; the Bank is the beneficiary of the policy. Increases in cash surrender value are included in Non-Interest Income in the Consolidated Income Statements.

Intangible Assets. Intangible assets related to branch acquisitions are amortized on a straight line basis over 10-15 years. On a periodic basis, the Company reviews the intangible assets for events or changes in circumstances that may indicate that the carrying value of the assets may not be recoverable.

Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carry-forwards. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that such deferred tax assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Stock Options. The Company measures the compensation cost for its stock option plans using the intrinsic value method prescribed by Accounting Principles Board (APB) Opinion 25, Accounting for Stock Issued to Employees. No compensation cost is recognized if, at the grant date, the exercise price of the options is equal to the fair market value of the Company’s common stock. In the notes to its consolidated financial statements, the Company makes pro forma disclosures of net income and earnings per share as if the fair value method of accounting in Statement of Financial Accounting Standards (SFAS), Accounting for Stock-Based Compensation (SFAS 123), has been applied. Under this method, compensation cost of stock options is measured at the grant date based on the fair market value of the award and is recognized over the service period.

Earnings Per Share. Earnings per share have been computed in accordance with SFAS No. 128, Earnings Per Share. Basic earnings per share have been calculated by dividing net income by weighted average shares outstanding. Diluted earnings per share have been calculated by dividing net income by weighted average shares outstanding after giving effect to the potential dilution that could occur if the common stock equivalents were converted into common stock using the treasury stock method.

Disclosures of Fair Values of Financial Instruments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale, at one time, the Company’s entire holdings of a particular financial instrument. Because no market exists for a portion of the Company’s financial instruments, fair value estimates were based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could affect the estimates significantly. Fair value estimates were based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications relating to the realization of the unrealized gains and losses may have a significant effect on fair value estimates and have not been considered in the estimates. Fair value methods and assumptions are set forth below for the Company’s financial instruments.

The carrying amounts reported in the balance sheets for cash and short-term instruments approximate those assets’ fair values. Fair values of investment securities were based on quoted market prices where available. If quoted market prices were not available, fair values were based on quoted market prices of comparable instruments. For loans, the fair values were calculated by discounting scheduled future cash flows using current interest rates offered on loans with similar terms adjusted to reflect the estimated credit losses inherent in the portfolio. The carrying amounts of accrued interest receivable approximates fair values.

The fair values of deposits with no stated maturity, was, by definition, equal to their carrying value. The fair value of time deposits was based on the discounted value of contractual cash flows, calculated using the discount rates that equaled the interest rates offered at the valuation date for deposits of similar remaining maturities. The carrying amounts of short-term borrowings approximated their fair values. Rates currently available for debt with similar terms and remaining maturities were used to estimate fair value of long-term borrowings. The carrying amount of accrued interest payable approximates fair value. The fair value of off balance sheet instruments is based on fees currently charged for such instruments.

Cash Flow Reporting. The Company uses the indirect method to report cash flows from operating activities. Under this method, net income is adjusted to reconcile it to net cash flow from operating activities. Net reporting of cash transactions affecting balance sheet items has been used where permitted. The Company considers due from banks and short-term investments to be cash equivalents.

Comprehensive Income. Comprehensive income includes net income and any changes in equity from non-owner sources that are not included in the income statement, including changes in unrealized investment gains and losses, net of applicable income taxes. Comprehensive income is a measure of all changes in equity of an enterprise that result from recognized transactions and other economic events of the period other than transactions with owners in their capacity as owners.

Business Segments. An operating segment is a component of a business for which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and evaluate performance. The Company’s operations are limited to financial services provided within the framework of a community bank, and decisions are based generally on specific market areas and or product offerings. Accordingly, based on the financial information now regularly evaluated by the Company’s chief operating decision-maker, the Company operates in a single business segment and detailed segment information is not provided.

Recent Accounting Developments.  In June 1998, the FASB issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that companies record all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. The manner in which the companies are to record gains and losses resulting from changes in the values of those derivatives depends on the use of the derivative and whether it qualifies for hedge accounting. For qualifying hedges, the recognition of changes in the value of both the hedge and the hedged item are recorded in earnings in the same period. Changes in the fair value of derivatives that do not qualify for hedge accounting are included in earnings in the period of the change. SFAS 133 also allows a one-time reclassification of held to maturity securities. As amended by SFAS 137, this statement is effective for years beginning after June 15, 2000. The Company adopted this statement on January 1, 2001. This adoption did not have a material impact on the Company’s financial position or results of operations. The adoption of this statement is further described in the Subsequent Events note to the Consolidated Financial Statements.

In September 2000, the FASB issued SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinquishments of Liabilities. SFAS 140 replaces SFAS 125 which the Company will adopt in 2001. Although SFAS 140 revises certain aspects of accounting for securitizations and collateral, and requires certain new disclosures, it carries over most provisions of SFAS 125 without revision. SFAS 140 is effective for transactions occurring after March 31, 2001 and its provisions related to collateral and disclosures are effective for fiscal years ending after December 15, 2000. The Company’s present accounting practices for mortgage loan sales, the related servicing rights and securities repurchased agreements are not expected to change significantly under SFAS 140. Accordingly, the adoption of the standard in 2001 is not expected to have a significant effect on the Company’s consolidated financial statements.

2. Cash and Cash Equivalents

Short-term investments at December 31 (in thousands)	2000	1999
Federal funds sold	$13,500	$4,000
Money market preferred stock	6,000	—
Other short term investments	3	28

Total short-term investments	$19,503	$4,028

The Company is required to maintain certain average vault cash and cash reserve balances with the Federal Reserve Bank of Boston. Cash and due from banks included amounts so required of $959,000 and $682,000 at December 31, 2000 and December 31, 1999, respectively.

3. Securities

December 31, 2000 (in thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Securities available for sale
U.S. Government and agency debt	$ 5,000	$73	$(110)	$4,963
U.S. Agency mortgage-backed debt	3,457	5	(5)	3,457
Other mortgage-backed debt	2,093	10	—	2,103
Trust preferred	24,122	235	(3,461)	20,896
Other corporate debt	6,042	27	(16)	6,053
Marketable equity	14,659	186	(1,206)	13,639
Non-marketable equity	2,281	—	—	2,281

Total available for sale	$57,654	$536	$(4,798)	$53,392

Securities held to maturity
U.S. Government and agency debt	$986	$16	$ —	$1,002
U.S. Agency mortgage-backed debt	3,850	2	(21)	3,831
Other mortgage-backed debt	251	4	—	255
Trust preferred	3,098	114	(211)	3,001
Other corporate debt	14,828	223	(952)	14,099

Total held to maturity	$23,013	$359	$(1,184)	$22,188

December 31, 1999 (in thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Securities available for sale
U.S. Government and agency debt	$6,751	$ —	$(298)	$6,453
U.S. Agency mortgage-backed debt	2,936	—	(52)	2,884
Other mortgage-backed debt	2,206	—	(35)	2,171
Trust preferred	23,931	111	(2,608)	21,434
Other corporate debt	4,854	5	(188)	4,671
Marketable equity	16,364	87	(2,891)	13,560
Non-marketable equity	1,983	—	—	1,983

Total available for sale	$59,025	$203	$(6,072)	$53,156

Securities held to maturity
U.S. Government and agency debt	$1,971	$ —	$(8)	$1,963
U.S. Agency mortgage-backed debt	6,752	1	(80)	6,673
Other mortgage-backed debt	411	10	—	421
Trust preferred	3,978	103	(61)	4,020
Other corporate debt	14,745	91	(712)	14,124

Total held to maturity	$27,857	$205	$(861)	$27,201

The amortized cost, estimated fair value and average yield of debt securities are shown below by contractual maturity. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The average yield is calculated based on amortized cost.

December 31, 2000 (in thousands)	Amortized Cost	Fair Value	Average Yield
Debt Securities available for sale
Due in 1 year or less	$ —	$ —	—%
Due after 1 to 5 years	—	—	—
Due after 5 to 10 years	8,166	8,081	7.43
Due after 10 years	32,548	29,391	7.69

Total available for sale	$40,714	$37,472	7.56%

Debt Securities held to maturity
Due in 1 year or less	$ —	$ —	—%
Due after 1 to 5 years	986	1,002	5.63
Due after 5 to 10 years	2,228	2,224	6.67
Due after 10 years	19,799	18,962	7.60

Total held to maturity	$23,013	$22,188	7.43%

At December 31, 2000 the Company had $27,960,000 of securities available for sale with call provisions and $1,992,000 of securities held to maturity with call provisions.

As of December 31, 2000, securities having an amortized cost of $2,135,000 were pledged to secure treasury, tax and loan and other deposits. During 2000, one corporate debt security with an amortized cost of $1,030,000 was transferred to available for sale from held to maturity due to evidence of significant deterioration in the issuer’s credit worthiness through the downgrading by a credit agency and other relevant factors. The transfer resulted in an additional unrealized loss of $314,000 which is net of income taxes of $162,000 and recorded as an adjustment to shareholders’ equity. There were no transfers of held to maturity securities in 1998 or 1999. During 1999, securities totaling $20,963,000 which were originally purchased as available for sale, were subsequently transferred to held to maturity.

All securities sold in 2000, 1999 and 1998 were securities available for sale. The book value of securities called in 2000 was $1,387,000 with no gross gains or losses; the book value of securities called in 1999 was $4,107,000; with gross gains of $24,000. The book value of securities called in 1998 was $20,910,000; with gross gains of $40,000. The book value of debt and equity securities sold (including securities called), together with gross gains and gross losses, were as follows:

Years ended December 31 (in thousands)	2000	1999	1998
Debt securities sold
Book value at sale	$3,847	$5,799	$18,908
Gross gains	—	64	4
Gross losses	(211)	(51)	—
Equity securities sold
Book value at sale	$3,647	$2,496	$11,969
Gross gains	247	151	1,260
Gross losses	—	(89)	(60)

12

4. Total Loans and Allowance for Loan Losses

December 31 (in thousands)	2000	1999
Residential mortgage loans	$58,280	$54,197
Commercial mortgage loans	73,865	52,694
Other commercial loans:
Construction	8,195	7,493
Other commercial real estate secured	14,167	13,303
Other commercial, non real estate secured	16,344	14,169

Total other commercial loans	38,706	34,965

Consumer loans:
Installment	13,644	12,020
Home equity line loans	20,743	18,071
Other consumer loans	1,292	3,750

Total consumer loans	35,679	33,841

Total regular loans	206,530	175,697
Purchased government guaranteed loans	21,794	15,935

Total loans	$228,324	$191,632

Net deferred costs included in total loans	$410	$475

Following is information about the Company’s nonaccruing loans and impaired loans.

December 31 (in thousands)	2000	1999
Total nonaccruing loans	$1,130	$1,218
Accruing loans past due 90 days or more	—	—
Impaired loans:
Impaired loans - valuation allowance required	945	852
Impaired loans - no valuation allowance required	233	102

Total Impaired Loans	$1,178	$954
Total valuation allowance on impaired loans	112	280
Commitments to lend additional funds for impaired loans	—	—

Years ended December 31 (in thousands)	2000	1999	1998
Additional interest that would have been earned on year-end	$75	$52	$38
nonaccruing loans if they had been accruing based on original terms:
Total income recognized on impaired loans	107	96	84
Average recorded investment in impaired loans	1,285	844	1,928

The valuation allowance on impaired loans is included in the overall allowance for loan losses. Changes in the allowance for loan losses were as follows:
Years ended December 31 (in thousands)	2000	1999	1998
Balance at beginning of year	$3,200	$3,060	$3,000
Charge-offs	(214)	(146)	(401)
Recoveries	79	49	282
Provision for loan losses	335	237	179

Balance at end of year	$3,400	$3,200	$3,060

The majority of the Company’s loans are secured by real estate located within Tolland County and surrounding communities. Real estate loan activities are governed by the Company’s loan policies, and loan to value ratios are based on an analysis of the collateral backing each loan. At December 31, 2000 and 1999 residential mortgage loans held for sale totaled $1,001,000 and $781,000, respectively.

In the ordinary course of business, the Company makes loans to its directors and officers and their related interests for substantially the same terms prevailing at the time of origination for comparable transactions with others. As of December 31, 2000, and 1999, loans to related parties totaled $465,000 and $573,000, respectively. During 2000, originations of related party loans totaled $105,000 and payments on related party loans totaled $213,000. Loans serviced for others totaled $6,584,000 and $6,912,000 at December 31, 2000 and 1999, respectively.

5. Premises and Equipment, Net

December 31 (in thousands)	2000	1999
Land	$1,410	$1,436
Buildings	5,403	4,864
Furniture, fixtures, and equipment	2,796	2,879

Total property and equipment	9,609	9,179
Less: accumulated depreciation and amortization	(3,775)	(3,592)

Property and equipment, net	$5,834	$5,587

6. Foreclosed Assets, Net

December 31 (in thousands)	2000	1999
Foreclosed and repossessed assets	$ —	$53
Foreclosed asset valuation allowance	—	—

Net foreclosed assets	$ —	$53

There were no transactions in the foreclosed asset valuation allowance in 2000 and 1999. In 1998, the allowance had a balance of $360,000 at the beginning of the year and net writedowns of $360,000 were recorded during the year. Foreclosed asset gains and losses included in net gain (loss) on assets in the Consolidated Income Statements, were as follows:

Years ended December 31 (in thousands)	2000	1999	1998
Gross gains	$35	$139	$34
Gross losses	(35)	(24)	(45)

Net gain (loss)	$—	$115	$(11)

7. Other Assets

December 31 (in thousands)	2000	1999
Intangible assets	$115	$201
Receivable for security sold, not settled	1,625	—
Deferred tax asset, net	2,415	2,984
All other assets	739	846

Total other assets	$4,894	$4,031

8. Deposits

December 31 (dollars in thousands)	2000		1999
	Amount	Avg. Rate	Amount	Avg. Rate
Demand deposits	$30,293	—%	$25,707	—%
NOW deposits	32,033	1.84	26,120	1.82
Money market deposits	38,716	4.66	35,321	4.31
Savings deposits	46,849	2.47	44,199	2.48

Total non-time deposits	147,891	2.40	131,347	2.36
Time deposits, by remaining
period to maturity:
Within 1 year	78,593	5.46	66,721	4.72
After 1, but within 2 years	26,405	6.04	28,693	5.19
After 2, but within 3 years	9,631	6.11	12,592	5.80
After 3, but within 4 years	8,740	5.94	3,885	5.50
After 4, but within 5 years	9,256	6.59	8,153	5.84

Total time deposits	132,625	5.73	120,044	5.05

Total deposits	$280,516	3.97%	$251,391	3.64%

14

Amounts and average rates of time deposits of $100,000 or more, by remaining period to maturity, were as follows:

December 31 (dollars in thousands)	2000		1999
	Amount	Avg. Rate	Amount	Avg. Rate
Within 3 months	$5,227	4.76%	$5,085	4.86%
After 3 months, but within 6 months	3,252	5.41	2,615	5.01
After 6 months, but within 12 months	4,002	5.76	1,546	4.48
After 12 months	10,028	6.30	8,709	5.46

Total time deposits of $100,000 or more	$22,509	5.72%	$17,955	5.14%

Interest expense and interest paid on deposits is summarized as follows:

Years ended December 31 (in thousands)	2000	1999	1998
Interest Expense
NOW deposits	$502	$423	$379
Money market deposits	1,614	1,385	914
Savings deposits	1,145	993	809
Time deposits	6,810	6,030	6,882

Total deposit interest expense	$10,071	$8,831	$8,984

Interest Paid
Time deposits of $100,000 or more	$1,151	$851	$727
Total deposit interest paid	10,070	8,831	9,003

9. Borrowings

Borrowings in the following table are reported based on the remaining period to contractual maturity. None of the borrowings amortize. Expected maturities may differ from contractual maturities because lenders have the right to call borrowings with or without call penalties.

December 31 (dollars in thousands)	2000		1999
Due Date	Amount	Rate	Amount	Rate
FHLBB advances:
Within 1 year	$ —	—%	$3,500	6.11%
After 1, but within 2 years	—	—	—	—
After 2, but within 3 years	—	—	—	—
After 3, but within 4 years	—	—	—	—
After 4, but within 5 years	6,000	7.05	—	—
After 5 years	32,500	5.26	32,500	5.26

Total FHLBB advances	38,500	5.54	36,000	5.34
Other borrowing (matures in 2001)	1,200	9.75	75	9.75
Company-obligated mandatorily redeemable
trust securities of capital trusts	7,000	10.14	3,500	9.40

Total Borrowings	$46,700	6.34%	$39,575	5.71%

The Company has a line of credit equal to 2% of total assets with the Federal Home Loan Bank of Boston (FHLBB). The Company may borrow additional funds from the FHLBB subject to certain limitations. To secure advances from the FHLBB, the Company has pledged certain qualifying assets, as defined in the FHLBB Statement of Credit Policy. To obtain additional loan advances, the Company may be required to invest in additional amounts of FHLBB stock, per FHLBB guidelines. Investment in FHLBB stock as of December 31, 2000 and 1999, was $2,100,000 and $1,802,000, respectively.

FHLBB advances maturing after five years at December 31, 2000 were callable at the option of the lender as follows: $10,000,000 at 4.66% in 2001, $7,500,000 at 5.70% in 2002, $5,000,000 at 4.89% in 2003, $5,000,000 at 6.04% in 2004, and $5,000,000 at 5.39% in 2008.

At December 31, 2000, the Company had a $20,000,000 facility for repurchase agreements, and two lines of credit for unsecured federal funds borrowings for $4,000,000 and $3,000,000. The Company paid $2,679,000, $1,721,000, and $286,000, in interest on borrowings during the years ended December 31, 2000, 1999, and 1998, respectively.

The Company has two statutory business trusts, of which the Company owns all of the common securities. These trusts have no independent assets or operations, and exist for the sole purpose of issuing trust securities and investing the proceeds thereof in an equivalent amount of junior subordinated debentures issued by the Company.

The subordinated debt securities are unsecured obligations of the Company and are subordinate and junior in right of payment to all present and future senior indebtedness of the Company. The Company has entered into a guarantee, which together with its obligations under the subordinated debt securities and the declaration of trust governing the trusts, including its obligations to pay costs, expenses, debts and liabilities (other than trust securities), provides a full and unconditional guarantee of amounts on the capital securities. The capital securities qualify as Tier 1 capital for the Company under regulatory definitions.

The trust securities bear interest at 9.40% and 10.88% and have maturities of 30 years, with early redemption at par at the Company’s option after ten years, or in the event of certain regulatory or tax changes. Additionally, payments on these securities may be suspended by the Company for up to five years under certain circumstances.

10. Shareholders’ Equity

Treasury Stock

Treasury stock consists of 200,599 common shares at a cost of $15.50 per share.

Accumulated Other Comprehensive Loss, net

December 31 (dollars in thousands)		2000	1999
Net loss on securities available for sale		$(4,262)	$(5,869)
Net unamortized loss on securities held to maturity		(2,043)	(2,285)
Income tax effect		1,790	2,538

Total Accumulated Other Comprehensive Loss	;	$(4,515)	$(5,616)

The net unamortized loss on securities held to maturity relates to securities transferred in 1999 and in 1994 from securities available for sale to securities held to maturity.

Dividends

The Company’s principal asset is its investment in its bank subsidiary. As such, the Company’s ability to pay dividends to its shareholders is largely dependent on the ability of the Bank to pay dividends to the Company. The declaration of cash dividends is dependent on a number of factors, including regulatory limitations, financial conditions, and the Bank’s operating results. The shareholders of the Company will be entitled to dividends only when, and if, declared by the Company’s Board of Directors out of funds legally available therefrom. The declaration of future dividends will be subject to favorable operating results, financial conditions, debt service requirements on trust preferred securities, tax considerations and other factors. The Federal Deposit Insurance Corporation regulations require banks to maintain certain capital ratios as noted below which may otherwise restrict the ability of the Bank to pay dividends to the Company. The Bank’s ability to pay dividends is also governed by State of Connecticut banking regulations.

Regulatory Capital Requirements

The Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s and Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures defined by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2000, that the Company and Bank met all capital adequacy requirements to which they were subject. As of December 31, 2000, the most recent notification from the FDIC as of September 30, 2000 categorized the Bank as Well Capitalized under the regulatory framework for prompt corrective action.

(dollars in thousands)	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	=> Amount	=> Ratio	=> Amount	=> Ratio
Alliance, December 31, 2000:
Risk-based Total Capital	$32,286	11.7%	$22,083	8.0%	$27,603	10.0%
Risk-based Tier 1 Capital	28,886	10.5	11,041	4.0	16,562	6.0
Tier 1 Leverage Capital	28,886	8.4	13,757	4.0	17,196	5.0

Tolland Bank, December 31, 2000:
Risk-based Total Capital	$31,680	11.5%	$22,105	8.0%	$27,631	10.0%
Risk-based Tier 1 Capital	28,280	10.2	11,053	4.0	16,579	6.0
Tier 1 Leverage Capital	28,280	8.2	13,758	4.0	17,197	5.0

Alliance, December 31, 1999:
Risk-based Total Capital	$24,455	10.3%	$18,895	8.0%	$23,619	10.0%
Risk-based Tier 1 Capital	21,499	9.1	9,448	4.0	14,172	6.0
Tier 1 Leverage Capital	21,499	7.0	12,281	4.0	15,351	5.0

Tolland Bank, December 31, 1999:
Risk-based Total Capital	$23,186	9.5%	$19,493	8.0%	$24,366	10.0%
Risk-based Tier 1 Capital	20,138	8.3	9,746	4.0	14,619	6.0
Tier 1 Leverage Capital	20,138	6.6	12,282	4.0	15,353	5.0

Stock Options

At December 31, 2000, the Company had two stock option plans, which are described below. As permitted by SFAS 123, the Company applies APB Opinion No. 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plans. Had compensation cost for the Company’s stock options been determined consistent with the fair value method in SFAS 123, the Company’s net income and earnings per share would have been reduced to the pro forma amounts indicated below. The after tax fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model in accordance with the weighted-average assumptions indicated as follows:

Year ended December 31 (in thousands except share data)		2000	1999	1998
Net income	As Reported	$3,220	$2,922	$2,558
	Pro forma	3,204	2,710	2,451
Basic earnings per share	As Reported	1.39	1.27	1.07
	Pro forma	1.38	1.18	1.03
Diluted earnings per share	As Reported	1.36	1.23	1.03
	Pro forma	1.36	1.14	0.99

Assumptions used as of December 31	2000	1999	1998
Expected dividend yield	3.54%	2.63%	1.75%
Expected volatility	27.42%	27.75%	28.00%
Risk free interest rate	5.11%	6.39%	4.66%
Expected life (years)	10.00	10.00	10.00

The Company maintains a Stock Option Incentive Plan for the benefit of officers and other employees of the Company. Under the terms of this Plan, 299,993 shares may be issued or transferred pursuant to the exercise of options to purchase shares of common stock and stock appreciation rights (SARs) and awards of restricted stock. The exercise price of the option is equal to the market price of the common stock on the date of grant. Options granted to officers and other full-time salaried employees may be accompanied by SARs and awards of restricted stock. No SARs or awards of restricted stock have been granted as of December 31, 2000. Total shares reserved for future grants were 118,053 at December 31, 2000.

The Company also maintains a Stock Option Plan for Non-Employee Directors. Under the terms of this Plan, 161,000 shares may be issued or transferred pursuant to the exercise of options to purchase shares of common stock. Total shares reserved for future grants were 117,600 at December 31, 2000. Total shares outstanding also included shares previously granted under expired option plans.

A summary of the status of the Company’s stock option plans and changes in them is presented below.

Years ended December 31	2000		1999		1998
	Weighted-Avg. Exercise		Weighted-Avg. Exercise		Weighted-Avg. Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	309,779	$7.80	229,225	$7.12	223,212	$6.24
Granted	12,400	7.76	108,450	9.14	45,600	10.59
Exercised	(21,817)	3.97	(17,330)	7.13	(38,288)	6.09
Forfeited	(14,447)	8.13	(10,566)	8.04	(1,299)	9.02

Outstanding at end of year	285,915	$8.07	309,779	$7.80	229,225	$7.12

Options exercisable at year-end	279,915	$8.08	288,679	$7.67	219,159	$7.07

Weighted-average net fair value of options granted		$1.26		$1.96		$2.34

Shares reserved for future grants	235,653	—	233,606	—	177,156	—

The following table summarizes information about stock options outstanding at December 31, 2000:

		Options Outstanding		Options Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/00	Weighted-Avg. Remaining Contractual Life	Weighted-Avg. Exercise Price	Number Outstanding at 12/31/00	Weighted-Avg. Exercise Price
$ 1 to 6	74,572	3.7 years	$4.31	74,572	$4.31
6 to 9	105,643	8.3	8.31	99,643	8.36
9 to 12	105,700	7.8	10.50	105,700	10.50

Total	285,915	6.9 years	$8.07	279,915	$8.08

11. Financial Instruments With Off-Balance Sheet Risk

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the needs of its customers. The instruments involve, to varying degrees, credit risk, interest rate risk, and liquidity risk in excess of the amount recognized in the Consolidated Balance Sheets. The contract or notional amounts of the instruments represent the extent of the Company’s involvement in these instruments. Amounts related to credit instruments are as follows:

December 31 ( in thousands)	2000	1999
Commitments to extend credit:
Commitments to originate new loans	$11,570	$12,567
Unadvanced construction lines of credit	8,478	9,518
Unadvanced home equity credit lines	22,872	23,164
Unadvanced commercial lines of credit	12,824	14,832
Unadvanced reserve credit lines	448	416
Standby letters of credit	1,213	1,089
Commitments to purchase Government guaranteed loans	675	—

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn on, the total commitment amounts do not necessarily represent future cash requirements or credit risk. Standby letters of credit are generally unconditional and irrevocable, and are generally not expected to be drawn upon. For the above types of financial instruments, the Company evaluates each customer’s creditworthiness on a case-by-case basis, and collateral is obtained, if deemed necessary, based on the Company’s credit evaluation. In general, the Company uses the same credit policies in providing these financial instruments as it does in making funded loans.

At December 31, 2000 and 1999, the Bank had outstanding a $10,000,000 interest rate swap agreement as a hedge against variable rate money market deposit accounts. This contract amount, also known as notional amount, expresses the volume of the swap; the amount potentially subject to credit risk is much smaller. The interest rate swap agreement is unsecured and is with an A rated correspondent bank. Under the swap, the Bank pays a fixed rate of interest of 6.00%, and receives back a variable rate of interest, equal to six month LIBOR, which averaged 6.57% in 2000 and 5.38% in 1999. The swap agreement will mature June 7, 2001, and had a fair value of $19,000 at December 31, 2000 and $75,000 at December 31, 1999.

The swap interest income and expense are recorded as borrowing interest expense. The net interest earned was $58,000 in 2000 and net interest paid was $37,000 in 1999.

12. Fair Values of Financial Instruments

	2000		1999
Years ended December 31 (in thousands)	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Cash and cash equivalents	$30,187	$30,187	$22,612	$22,612
Securities available for sale	53,392	53,392	53,156	53,156
Securities held to maturity	23,013	22,188	27,857	27,201
Net loans	224,924	230,332	188,432	187,973
Accrued interest receivable	3,189	3,189	2,610	2,610

Financial liabilities:
Deposits with no stated maturity	147,891	147,891	131,347	131,347
Time deposits	132,625	132,897	120,044	117,777
Borrowings and trust preferred securities	46,700	46,593	39,575	38,499
Accrued interest payable	414	414	265	265
Off balance sheet financial instruments	--	456	--	328

13. Employee Benefit Plans

The Company sponsors a noncontributory defined benefit pension plan covering all employees who meet certain eligibility requirements. Benefits are based on length of service and qualifying compensation. The Company’s policy is to fund the plan in accordance with the requirements of applicable regulations. Plan assets are invested in stock, bond, and money market mutual funds. The plan valuation date is October 1. The pension plan’s funded status and amounts recognized in the Company’s financial statements are as follows:

Years ended December 31 (in thousands)	2000	1999
Change in benefit obligation:
Benefit obligation at beginning of year	$2,307	$2,746
Service cost	113	154
Interest cost	165	151
Liability (gain) loss	14	(672)
Benefits paid	(102)	(72)

Benefit obligation at end of year	$2,497	$2,307

Change in plan assets:
Fair value of plan assets at beginning of year	$3,154	$2,823
Employer contributions	—	—
(Loss) return on plan assets	(69)	403
Benefits paid	(102)	(72)

Assets at end of year	$2,983	$3,154

19

December 31 (in thousands)	2000	1999
Funded status	486	848
Unrecognized net transition obligation	(38)	(55)
Unrecognized net actuarial gain	(173)	(579)
Unrecognized prior service cost	(36)	(54)

Prepaid benefit cost	239	160

Weighted average assumptions as of October 1:
Discount rate	7.25%	7.25%
Expected return on plan assets	9.25%	9.25%
Rate of compensation increase	5.00%	5.00%
Components of net periodic (benefit) expense (excluding administrative cost):

Years ended December 31 (in thousands)	2000	1999	1998
Service cost	$113	$154	$117
Interest cost	166	151	164
Expected return on plan assets, net	(288)	(263)	(232)
Net amortization and deferral (benefit) expense	(70)	(34)	(35)

Net periodic (benefit) expense	$(79)	$8	$14

The Company also sponsors a defined contribution 401(k) savings plan. This plan includes a discretionary matching contribution by the Company which was 35% of the employees’ contribution up to 6% of earnings for the years 2000, 1999, and 1998. The expense of this contribution totaled $58,000, $49,000, and $47,000 for the years 2000, 1999, and 1998. Additionally, the Company offers retirees participation in its medical insurance benefit program. The cost of offering this participation is not material to the financial condition or results of operations of the Company.

The Company has supplemental retirement plans for a key employee and a retired key employee. These plans were designed to offset the changes in the Pension Plans which reduced benefits for highly paid employees. The Company purchased a bank-owned life insurance policy on the life of the above current employee. The death benefits are payable to the Company and will assist in the funding of the supplemental retirement plan liability. The Company will recover the cost of premium payments from the cash value of this policy.

14. Income Tax Expense

Charges (credits) for income taxes (benefits) in the Consolidated Income Statements are composed of the following:

Years ended December 31 (in thousands)	2000	1999	1998
Current:
Federal	$1,412	$1,098	$958
State	—	1	212

Total current	1,412	1,099	1,170
Deferred:
Federal	43	39	14
State	(650)	(98)	73

Total deferred	(607)	(59)	87
Change in valuation allowance for the gross
deferred tax asset	429	64	106

Total income tax expense	$1,234	$1,104	$1,363

The actual income tax expense (benefit) differs from the “expected” income tax expense, (computed by applying the statutory U.S. Federal corporate tax rate of 34%) to income before income taxes, as follows:

Years ended December 31 (in thousands)	2000	1999	1998
Expected income tax expense at statutory rate	$1,514	$1,368	$1,333
Increase (decrease) in income tax resulting from:
Connecticut state tax	—	—	188
Dividend received deduction	(270)	(265)	(278)
Change in valuation allowance for deferred tax assets	—	—	106
Other, net	(10)	1	14

Total income tax expense (benefit)	$1,234	$1,104	$1,363

The Company made income tax payments of $1,372,000, $780,000 and $797,000 during the years ended December 31, 2000, 1999, and 1998, respectively. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

Years ended December 31 ( in thousands)	2000	1999
Deferred tax asset:
Allowance for loan losses	$896	$757
State NOL carry forward	568	180
Depreciation expense	152	59
Unrealized loss on securities	2,456	3,177
Other, net	222	247

Total gross deferred tax asset	4,294	4,420
Less: valuation allowance	(1,264)	(808)
Gross asset, net of valuation allowance	3,030	3,612
Less: deferred tax liabilities
Loan origination fees	(333)	(375)
Core deposit amortization	(6)	(24)
Other	(276)	(229)

Total gross deferred tax liability	(615)	(628)

Net deferred tax asset	$2,415	$2,984

In assessing the realizability of deferred tax assets, Management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. In making the assessment, Management considers the estimated reversal of deferred tax liabilities, projected future taxable income, income taxes paid in prior years that are recoverable, and tax planning strategies. Based on the level of historical taxable income, and projections for future taxable income over the periods in which the deferred tax assets are deductible, Management believes it is more likely than not that the Company will realize the benefits of the deductible temporary difference, net of the existing valuation allowance at December 31, 2000. There can be no assurance, however, that the Company will realize the full benefit of the deferred tax asset. A deferred tax valuation allowance of $598,000 has been established for the state portion of temporary differences not including unrealized losses on capital assets that may not be realized due to having no expected state taxable income for the foreseeable future, because of the establishment of a passive investment company. As of December 31, 2000 there is a full valuation allowance of $666,000 related to unrealized capital losses on equity securities and related to the state portion of temporary differences on unrealized securities loses.

15. Commitments and Contingencies

Future minimum rental payments required under operating leases that have remaining noncancellable lease terms in excess of one year as of December 31, 2000, total $795,000, due by years ending December 31 as follows: 2001 — $83,000; 2002 — $83,000; 2003 — $73,000; 2004 — $51,000; 2005 — $45,000; and $460,000 thereafter. Total rental expense under these leases and prior leases was $125,000, $131,000, and $86,000, for the years ended December 31, 2000, 1999 and 1998 respectively.

There are various legal proceedings against the Company arising out of its business. Although the outcome of these cases is uncertain, in the opinion of Management, based on discussions with legal counsel, these matters are not expected to result in a material adverse effect on the financial position or future operating results of the Company.

16. Subsequent Events

As of January 1, 2001, in implementing the provisions of FAS 133, the Company has redesignated securities from held to maturity to available for sale. Securities with amortized cost totaling $11,882,000, net of a transfer adjustment of $1,571,000 and with a fair value totaling $11,585,000 were transferred to available for sale from held to maturity. Securities that were transferred were chosen primarily due to an expectation of increasing valuations with the anticipated decline in interest rates. At the same time, securities with an amortized cost totaling $7,045,000 and a fair value totaling $7,127,000 were transferred to held to maturity from available for sale. The net impact on accumulated other comprehensive loss was an increase of $196,000. Also under the provisions of FAS 133 changes in the fair value of the Company’s interest rate swap will be reflected in the Consolidated Income Statements.

17. Condensed Financial Statements of Alliance Bancorp of New England, Inc. (Parent Company)

Balance Sheets

December 31 (in thousands except share data)	2000	1999
Assets
Cash and cash equivalents	$12	$103
Equity investment in subsidiaries	25,148	17,695
Due from subsidiaries	174	219
Other assets	134	—

Total assets	$25,468	$18,017

Liabilities and Shareholders’ Equity
Liabilities:
Interest payable	$131	$ —
Accrued expenses	117	170
Subordinated note payable to non-bank subsidiaries	7,105	3,500

Total liabilities	7,353	3,670
Total shareholders’ equity	18,115	14,347

Total liabilities and shareholders’ equity	$25,468	$18,017

Income Statements

Years ended December 31 (in thousands except share data)	2000	1999	1998
Interest income from short term investment	$19	$ —	$ —
Dividends from subsidiary	790	665	3,489
Interest expense paid to subsidiary	634	165	—

Net interest income	175	500	3,489

Non-interest expenses	199	185	379
Income (loss) before income tax benefit and
equity in net income/(loss) of subsidiaries	(24)	315	3,110

Income tax benefit	297	119	157
Income before equity in net income of subsidiaries	273	434	3,267
Equity in undistributed net income of subsidiaries	2,947	2,488	(709)

Net Income	$3,220	$2,922	$2,558

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Statements of Cash Flows

Years ended December 31 (in thousands)	2000	1999	1998
Operating Activities:
Net income	$3,220	$2,922	$2,558
Adjustments to reconcile net income to
net cash provided by operating activities:
Equity in undistributed net income of subsidiaries	(2,947)	(2,488)	709
Decrease in due from subsidiaries	45	—	—
Increase in other assets	(134)	(41)	(30)
Increase in other liabilities	78	79	79

Net cash provided by operating activities	262	472	3,316

Investing Activities:
Equity investment in subsidiaries	(3,405)	(3,573)	—

Net cash used by investing activities	(3,405)	(3,573)	—

Financing Activities:
Notes issued to non-bank subsidiary	3,605	3,500	—
Stock options exercised	87	123	233
Dividends paid to stockholders	(640)	(527)	(397)
Purchase of treasury stock	—	—	(3,109)

Net cash provided by financing activities	3,052	3,096	(3,273)

Net Change in Cash and Cash Equivalents	(91)	(5)	43

Cash and cash equivalents beginning of the year	103	108	65

Cash and cash equivalents end of the year	$12	$103	$108

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Consolidated Supplementary Financial Data (unaudited)

Selected Quarterly Financial Data

	2000				1999
(in thousands except share data)	4	3	2	1	4	3	2	1
Net interest income	$3,035	$3,144	$2,905	$2,808	$2,801	$2,639	$2,521	$2,386
Provision for loan losses	101	92	55	87	84	17	11	125
Non-interest income	387	268	378	414	306	339	461	575
Non-interest expense	2,140	2,168	2,158	2,084	1,984	1,942	1,961	1,878

Income before income taxes	1,181	1,152	1,070	1,051	1,039	1,019	1,010	958
Income tax expense	342	338	275	280	286	281	279	258

Net income	$839	$814	$795	$771	$753	$738	$731	$700

Per Share Data:
Basic earnings per share	$0.36	$0.35	$0.34	$0.33	$0.33	$0.32	$0.32	$0.31
Diluted earnings per share	.35	.34	.34	.33	.32	.31	.31	.30
Cash dividends declared	.07	5.07	.07	.06	.06	.06	.06	.05
Common stock price:
High	9.13	9.38	8.50	9.25	10.00	12.75	12.38	12.38
Low	7.00	6.50	6.88	6.88	8.75	9.50	9.13	9.62
Close	9.00	9.13	7.00	8.38	8.88	10.13	12.31	9.75

Net interest income increased due to ongoing growth of earning assets, which was offset by higher time deposit costs in the most recent quarter. Non-interest income was affected by the timing of loan prepayment penalties, an income tax refund, and gains and losses on securities and other assets. Non-interest expense has generally increased as the Company has grown and expanded. Quarterly net income has increased along with balance sheet growth.

Volume and Rate Analysis — FTE Basis

	2000 versus 1999 Change due to			1999 versus 1998 Change due
(in thousands)	Volume	Rate	Total	Volume	Rate	Total
Interest income
Loans	$2,232	$715	$2,947	$1,519	$(778)	$741
Securities available for sale	(1,091)	252	(839)	1,866	70	1,936
Securities held to maturity	668	262	930	(80)	94	14
Other earning assets	509	102	611	(46)	(88)	(134)

Total Change	2,318	1,331	3,649	3,259	(702)	2,557

Interest expense
Deposits	678	596	1,274	571	(724)	(153)
Borrowings	631	186	817	1,487	(9)	1,478

Total Change	1,309	782	2,091	2,058	(733)	1,325

Net Change	$1,009	$549	$1,558	$1,201	$31	$1,232

Note: Changes attributable jointly to volume, rate and mix have been allocated proportionately. 24

Construction and Commercial Loans

Contractual maturity:

December 31, 2000 (in thousands)	1 Year or Less	1-5 Years	Over 5 Years	Total
Construction loans:
Residential	$ —	$ —	$950	$950
Commercial	5,134	3,873	6,283	15,290
Commercial loans	8,444	12,952	75,885	97,281

Total	$13,578	$16,825	$83,118	$113,521

Interest rate sensitivity:
Predetermined rates	$1,219	$10,100	$40,150	$51,469
Variable rates	12,359	6,725	42,968	62,052

Total	$13,578	$16,825	$83,118	$113,521

Securities Cost and Fair Value

	2000		1999		1998
December 31, (in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Available for sale
U.S. Government and agency debt	$5,000	$4,963	$6,751	$6,453	$16,694	$16,646
U.S. Agency mortgage-backed debt	3,457	3,457	2,936	2,884	2,312	2,333
Other mortgage-backed debt	2,093	2,103	2,206	2,171	882	890
Trust preferred	24,122	20,896	23,931	21,434	4,079	4,074
Other corporate debt	6,042	6,053	4,854	4,671	14,304	14,751
Marketable equity	14,659	13,639	16,364	13,560	17,724	18,681
Non-marketable equity	2,281	2,281	1,983	1,983	1,181	1,181

Total available for sale	$57,654	$53,392	$59,025	$53,156	$57,176	$58,556

Held to maturity
U.S. Government and agency debt	$986	$1,002	$1,971	$1,963	$1,952	$2,017
U.S. Agency mortgage-backed debt	3,850	3,831	6,752	6,673	12,095	12,089
Other mortgage-backed debt	251	255	411	421	1,384	1,413
Trust preferred	3,098	3,001	3,978	4,020	—	—
Other corporate debt	14,828	14,099	14,745	14,124	—	—

Total held to maturity	$23,013	$22,188	$27,857	$27,201	$15,431	$15,519

25